Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-264952) and related Prospectus of Sarcos Technology and Robotics Corporation for the registration of up to 10,290,810 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2022, with respect to the consolidated financial statements of Sarcos Technology and Robotics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 15, 2022